                                                                EXHIBIT 99(e)(4)


                              EMPLOYMENT AGREEMENT



            AGREEMENT by and between Credit Suisse First Boston Corp., a Delaware corporation (the "Company") and Joe L. Roby (the "Executive") dated as of the 30th day of August, 2000.

            The Company has determined that it is in the best interests of the Company and its shareholders to assure that Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ") will have the continued dedication of the Executive pending the merger of Credit Suisse Group and DLJ (the "Merger") pursuant to the Agreement and Plan of Merger dated as of August 30, 2000 and to provide the surviving corporation after the Merger with continuity of management.

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

            1. EFFECTIVE DATE. The "Effective Date" shall mean the effective date of the Merger.

            2. EMPLOYMENT PERIOD. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2003 (the "Employment Period"). Thereafter, until December 31, 2006, the Executive shall serve as a consultant to the Company (the "Consulting Period").

            3. TERMS OF EMPLOYMENT. (a) POSITION AND DUTIES. (i) (A) During the Employment Period, the Executive shall serve as Chairman of the CSFB business unit reporting to the Chief Executive Officer of the business unit, with such duties and responsibilities as are requested by the Company and are consistent with such position and (B) the Executive's services shall be performed in Manhattan, New York or, if the Company should move its Manhattan offices to a new location, then, at the Executive's option, in the new location. During the Consulting Period, the Executive shall serve as a senior consultant to the Company and shall make himself available to the Company as mutually agreed by the parties.

            (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive, subject to the Company's policies on outside business activities, to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company, as long as such conduct is not in violation of the Company's policies on outside business activities.

            (b) COMPENSATION. (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of no less than the annual base salary paid to the Chief Executive Officer of the CSFB business unit.

                  (ii) ANNUAL BONUS. For calendar year 2000, Executive shall receive an annual bonus (the "2000 Bonus") of no less than the annual bonus paid to the Executive with respect to calendar year 1999 as set forth on Schedule A hereto, which bonus shall be paid in accordance with the Company's practices. With respect to calendar years 2001, 2002 and 2003, the Executive shall receive an annual bonus ("Annual Bonus") in an amount such that the sum of his Annual Base Salary and the Annual Bonus is equal to the average of the sum of his annual base salary, annual bonus and long-term incentive awards (whether paid or deferred) in respect of calendar years 1998, 1999, and 2000 (the "Guaranteed Bonus") as set forth on the Schedule A. The Guaranteed Bonus shall be paid in accordance with the Company's practices for similarly situated executives.

                  (iii) LONG-TERM INCENTIVE AWARD. With respect to calendar year 2000, the Executive shall receive a long-term incentive award as set forth on Schedule A based on the same per unit value of awards to other DLJ participants. The long-term incentive award shall vest and be payable on July 1, 2002. All deferrals and payments of prior long-term incentive awards shall be continued in accordance with their terms, provided that no such award shall be accelerated as a result of the consummation of the Merger.

                  (iv) DEFERRAL. A portion of the annual bonus in any year will be deferred pursuant to the terms of the Credit Suisse Group International Share Plan, provided that, with respect to the year 2000, the award under the 2000 Long Term Incentive Plan shall be considered to be deferred compensation and shall therefore reduce the amount that would otherwise have been deferred pursuant to the Share Plan.

                  (v) RETENTION AWARD. On the Effective Date, the Executive shall receive a retention award of 1.5 times the Guaranteed Bonus as set forth on Schedule A hereto (the "Retention Award"). The Retention Award will be paid in registered shares of Credit Suisse Group common stock (the "Parent Shares") valued as of the Effective Date on the basis of the average for the five trading days up to and including the Effective Date of the closing sale price of Parent Shares, on a spot basis, on each such day or, if no such closing sale takes place on any such day, the average of the closing bid and asked prices thereof on such day, in each case as officially reported on the Swiss Exchange. The Retention Award shall vest in three equal installments on July 1, 2001, July 1, 2002 and July 1, 2003. Upon vesting of a portion of a Retention Award the Company shall cause the appropriate number of Parent Shares to be delivered to the Executive.

                  (vi) OTHER EMPLOYEE BENEFIT PLANS. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs in accordance with their respective terms and if generally available to senior executives of the Company on a basis no less favorable than that provided to such senior executives. During the Employment Period and the Consulting Period, the Company shall provide the Executive with tax and investment advisory services through the existing internal provider on a basis no less favorable than those provided to the Executive immediately prior to the date hereof. During the Employment Period and the Consulting Period, the Company shall provide the Executive with a car reasonably acceptable to the Executive and driver at the Company's expense. The Company shall continue to maintain at Executive's expense (through reduction on pre-tax basis of the Guaranteed Bonus or the Consulting Fee, as appropriate) the current Flexjet lease for an aircraft until the end of the current lease term (five years).

                  (vii) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies.

                  (viii) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments ("Office Space") as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and shall be provided with secretarial and administrative assistance on the same basis as provided to him immediately prior to the Effective Date. The Company shall continue to provide the Executive with an office reasonably acceptable to the Executive and secretarial assistance after a termination of employment, for as long as Executive shall require it.

                  (ix) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect with respect to the senior executives of the Company.

                  (x) CONSULTING PERIOD. During the Consulting Period, the Executive shall be paid an annual consulting fee of $5 million, payable monthly in advance (the "Consulting Fee"). The Company shall be obligated to make payment of the Consulting Fee notwithstanding a prior termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason. In the event the Executive's employment is terminated for any other reason, the Company shall have no obligation to pay the Consulting Fee.

                  (xi) STOCK OPTIONS. The Executive agrees not to exercise any stock options to acquire DLJ common stock until after the Effective Date and agrees to use his best efforts to obtain the commitment of other senior executives of DLJ to refrain from exercising their stock options until such time.

            4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

            (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Executive Board or the Chief Executive Officer of the CSFB business unit which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                  (ii) the willful engaging by the Executive in illegal, dishonest or fraudulent conduct or gross misconduct which is materially and demonstrably injurious to the Company or its reputation or to any clients or customers of the Company, or

                  (iii) commission of a felony or guilty or nolo contendere plea by the Executive with respect thereto, or

                  (iv) a material breach by the Executive of this Agreement, after notice of such breach and a reasonable opportunity to cure, or

                  (v) a violation in any material respect of any policy of the Company applicable to the Executive which causes or may cause serious harm to the Company, or

                  (vi) a material violation of any regulatory policies applicable to the Executive.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Executive Board of the CSFB business unit or upon the instructions of the Chief Executive Officer or a senior officer of the CSFB business unit or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

            (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

                  (i) the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), duties or responsibilities as contemplated by
Section 3(a) of this Agreement, or any other material action by the Company which is materially inconsistent with or materially reduces such position, duties or responsibilities;

                  (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement;

                  (iii) the Company's requiring the Executive to be based at any office or location other than that provided in Section 3(a)(i)(B) hereof;

                  (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (v)    any failure by the Company to comply with and satisfy
Section 10(c) of this Agreement.

Notwithstanding the forgoing, the Executive shall not be considered to have Good Reason to terminate this Agreement unless and until he gives the Company written notice of the circumstances constituting the Good Reason and a reasonable opportunity to cure.

            (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                  A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the Guaranteed Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2), shall be hereinafter referred to as the "Accrued Obligations"); and

                  B. the amount equal to the product of (1) the number of months and portions thereof from the Date of Termination until the end of Employment Period, divided by twelve and (2) the Guaranteed Bonus; and

                  (ii) for the remainder of the Executive's life and that of his spouse, the Company shall continue to provide medical benefits to the Executive and his spouse and dependents on the same basis such benefits were provided to the Executive immediately prior to the Effective Date (collectively "Medical Benefits");

                  (iii) the Retention Award and any unvested long-term incentive award or other incentive awards, including unvested stock options (collectively, "Retention and Incentive Awards") shall vest immediately; and

                  (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In addition, the Retention and Incentive Awards shall vest immediately. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive's death with respect to senior executives of the Company and their beneficiaries and the continued provision of Medical Benefits to the Executive's spouse and dependents.

            (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In addition, the Retention and Incentive Awards shall vest immediately. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company and the continued provision of Medical Benefits to the Executive, spouse and dependents.

            (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (w) his Annual Base Salary through the Date of Termination, (x) provision of Medical Benefits to the Executive, his spouse and dependents, and (y) Other Benefits, in each case to the extent theretofore unpaid.

            (e) AFTER THE EMPLOYMENT PERIOD. If the Executive's employment shall terminate for any reason following the Employment Period, the Company shall provide the Medical Benefits to the Executive, his spouse and dependents and Other Benefits, to the extent theretofore unpaid.

            6. NON-EXCLUSIVITY OF RIGHTS. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

            7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement shall not be affected by any set-offs other than of amounts payable under this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

            8.    CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

            (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any addi-tional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick LLP or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of (i) the later of the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive unless substantial authority under the Code exists to the contrary or a ruling is obtained from the Internal Revenue Service supporting a contrary view. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The previous sentence shall apply MUTATIS MUTANDIS to any overpayment of a Gross-Up Payment.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            9. CONFIDENTIAL INFORMATION; NONCOMPETITION; NONSOLICITATION. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

            (b) Executive agrees that, during the actual term of Executive's employment hereunder and during the Consulting Period and for a period of one year following the date on which Executive's employment or consulting relationship hereunder is actually terminated (the "Protected Period"), Executive will not, without the written consent of the Company, engage in any business of, or enter the employ of, or have any interest in, directly or indirectly, any other person, firm, corporation or other entity engaged in any business of the Company. Nothing herein shall restrict Executive from owning 2% or less of the outstanding securities of any corporation or other entity whose securities are listed on any national securities exchange or traded over-the-counter, if Executive has no other connection or relationship with the issuer of such securities. During the Protected Period, the Executive agrees not directly or indirectly to solicit for employment any person employed by the Company or its affiliates or solicit or interfere with the relationship between the Company or its affiliates and any client or customer of the Company or its affiliates at the time of his termination of employment or consulting relationship or six months prior thereto.

            (c) In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledges that damages would be inadequate and insufficient.

            (d) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

            10. SUCCESSORS. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            11. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            IF TO THE EXECUTIVE:    Donaldson, Lufkin & Jenrette
                                    277 Park Avenue
                                    New York, New York 10022


            IF TO THE COMPANY:      11 Madison Avenue
                                    New York, New York 10010
                                    Attention:  Global Director of Human
                                                Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v) of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b)(i)-(vi) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) From and after the Effective Date this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof, except as expressly provided herein.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.




                                    /s/ Joe L. Roby
                                    ------------------------------------------
                                                JOE L. ROBY



                                    CREDIT SUISSE FIRST BOSTON CORP.


                                    By /s/ Allen D. Wheat
                                    ------------------------------------------